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                                                                       EXHIBIT 6


CONTACTS:
Phil Harmon                                            Citigate Sard Verbinnen
Brunswick Technologies, Inc.                           David Reno/Andrew Cole
(207) 729-7792                                         (212) 687-8080


              BRUNSWICK TECHNOLOGIES REJECTS SAINT-GOBAIN OFFER AS
             INADEQUATE AND PLANS TO EXPLORE STRATEGIC ALTERNATIVES

              BOARD OF DIRECTORS CITES BTI'S STRONG MARKET POSITION
                          AND VALUE OF CORE TECHNOLOGY

         BRUNSWICK, ME, May 3, 2000 - Brunswick Technologies Inc. (Nasdaq: BTIC) ("BTI"), a leading manufacturer and innovative developer of composite reinforcements, today announced its Board of Directors voted to recommend that BTI shareholders reject as inadequate the unsolicited $8.00 per share offer made by Vetrotex CertainTeed Corporation, a wholly-owned subsidiary of France-based holding company Compagnie de Saint-Gobain. The vote was unanimous excepting David Sharpe, an officer of Vetrotex America who did not attend the relevant Board meeting and submitted his resignation from the Board on May 1st.

         "The Board strongly believes that Saint-Gobain's unsolicited tender offer undervalues the Company and is not in the best interests of BTI shareholders, employees, customers or communities in which BTI operates," said Martin S. Grimnes, Chairman and Chief Executive Officer of BTI. "With the assistance of our financial advisors, McDonald Investments, the Board plans to immediately begin an aggressive exploration of a range of strategic alternatives to enhance value for all shareholders. The Board has established a committee of independent directors to oversee the process."

         In its recommendation to BTI shareholders, BTI's Board of Directors cited the following reasons, among others, for rejecting the unsolicited Saint-Gobain offer:

         -- The belief of the Board that Saint-Gobain's offer does not reflect the inherent value of BTI;

         -- The opinions of BTI's financial advisor, McDonald Investments, that the Saint-Gobain offer is inadequate from a financial standpoint;


                                     -more-

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         -- That BTI, possessing the most advanced composite reinforcement technology and the strongest market position in the industry, is uniquely positioned for growth through the burgeoning demands for advanced composite technologies by the transportation, infrastructure, marine, industrial and oil and gas industries.

         Examples of products manufactured with BTI engineered reinforcements include: ballistic armor, boats, snowboards, railcars, truck panels, wind blades, airframe structures, automotive parts, marine pilings, bridges, and offshore oil and gas production equipment. BTI has manufacturing facilities in the Maine, Texas and the UK.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated revenue growth, operating results and future earnings per share contain forward-looking statements (identified by the words "expect", "estimate", "project", "plans", "believe", and similar expressions) that involve known and unknown risks and uncertainties. For these statements the company claims the protection of the safe harbor of the private Securities Litigation Reform Act of 1995. The company's results may differ significantly from the results indicated by such forward-looking statements. The Company's future results are dependent upon general economic conditions, the availability of supplies of fiberglass, the ability to expand new and existing markets, competition from competing product lines from both fiberglass and non-fiberglass suppliers, the ability to manage growth in inventory, the stability of its customers' capital spending plans and the ability of the company to obtain necessary capital from time to time. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10K for the year ended December 31, 1999.



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